Morgan Stanley Finance LLC	June 2017 Pricing Sheet dated June 30, 2017 relating to Preliminary Terms No. 1,587 dated May 31, 2017 Registration Statement Nos. 333-200365; 333-200365-12 Filed pursuant to Rule 433

Structured Investments

Opportunities in U.S. Equities

Dual Directional Trigger Jump Securities Based on the Performance of the S&P 500® Index due July 6, 2022

Fully and Unconditionally Guaranteed by Morgan Stanley

Principal at Risk Securities

PRICING TERMS – June 30, 2017
Issuer:	Morgan Stanley Finance LLC
Guarantor:	Morgan Stanley
Maturity date:	July 6, 2022
Valuation date:	June 30, 2022, subject to postponement for non-index business days and certain market disruption events
Underlying index:	S&P 500® Index
Aggregate principal amount:	$12,986,760
Payment at maturity:

•   If the final index value is greater than or equal to the initial index value:

$10 + the greater of (i) $10 × the index percent change and (ii) the upside payment

•   If the final index value is less than the initial index value but is greater than or equal to the trigger level:

$10 + ($10 x absolute index return)

In this scenario, you will receive a 1% positive return on the securities for each 1% negative return on the underlying index. In no event will this amount exceed the stated principal amount plus $3.00.

•   If the final index value is less than the trigger level:

$10 × index performance factor

Under these circumstances, the payment at maturity will be less than the stated principal amount of $10, and will represent a loss of more than 30%, and possibly all, of your investment.

Upside payment:	$2.125 per security (21.25% of the stated principal amount)
Index percent change:	(final index value – initial index value) / initial index value
Absolute index return:	The absolute value of the index percent change. For example, a -5% index percent change will result in a +5% absolute index return.
Index performance factor:	final index value / initial index value
Initial index value:	2,423.41, which is the index closing value on the pricing date
Final index value:	The index closing value on the valuation date
Trigger level:	1,696.387, which is 70% of the initial index value
Stated principal amount / Issue price:	$10 per security
Pricing date:	June 30, 2017
Original issue date:	July 6, 2017 (3 business days after the pricing date)
CUSIP / ISIN:	61766W717 / US61766W7175
Listing:	The securities will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. LLC (“MS & Co.”), an affiliate of MSFL and a wholly owned subsidiary of Morgan Stanley. See “Supplemental information regarding plan of distribution; conflicts of interest” in the accompanying preliminary terms.
Estimated value on the pricing date:	$9.599 per security. See “Investment Summary” in the accompanying preliminary terms.
Commissions and issue price:	Price to public	Agent’s commissions	Proceeds to us(3)
Per security	$10	$0.30(1)
		$0.05(2)	$9.65
Total	$12,986,760	$454,536.60	$12,532,223.40
(1)	Selected dealers, including Morgan Stanley Wealth Management (an affiliate of the Agent), and their financial advisors will collectively receive from the Agent, MS & Co., a fixed sales commission of $0.30 for each security they sell. For additional information, see “Supplemental information regarding plan of distribution; conflicts of interest”in the accompanying preliminary terms and “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement for Jump Securities.

(2)	Reflects a structuring fee payable to Morgan Stanley Wealth Management by the Agent or its affiliates of $0.05 for each security.

(3)	See “Use of proceeds and hedging” in the accompanying preliminary terms.

“Standard & Poor’s®,” “S&P®,” “S&P 500®,” “Standard & Poor’s 500” and “500” are trademarks of Standard & Poor’s Financial Services LLC (“S&P”). The securities are not sponsored, endorsed, sold or promoted by S&P, and S&P makes no representation regarding the advisability of investing in the securities.

The securities are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality, nor are they obligations of, or guaranteed by, a bank.

You should read this document together with the preliminary terms describing the offering and the related product supplement, index supplement and prospectus, each of which can be accessed via the hyperlinks below.

References to “we,” “us” and “our” refer to Morgan Stanley or MSFL, or Morgan Stanley and MSFL collectively, as the context requires.

Preliminary Terms No. 1587 dated May 31, 2017

Product Supplement for Jump Securities dated February 29, 2016   Index Supplement dated January 30, 2017

Prospectus dated February 16, 2016

MSFL and Morgan Stanley have filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents MSFL and Morgan Stanley have filed with the SEC for more complete information about MSFL, Morgan Stanley and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.